Exhibit 99

Contact:

Susan M. Kenney

direct phone:  803.748.2374

Vice President, Marketing and Sales

fax:  803.748.8420

email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. DISCLOSES

LETTER OF INTENT TO SELL FLOOD BUSINESS TO

SELECTIVE INSURANCE COMPANY OF AMERICA

Columbia, South Carolina, 01 October 2002—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced that it has entered into a non-binding letter of intent with Selective Insurance Company of America (Selective), based in Branchville, New Jersey, under which Seibels Bruce would transfer its rights, title and interest in flood insurance policies written by its subsidiaries, South Carolina Insurance Company and Catawba Insurance Company, through the National Flood Insurance Program (NFIP) to Selective for a purchase price of $4.0 million in cash at closing, and $500 thousand to be paid after both of December 31, 2003 and December 31, 2004, if certain conditions are met.  Under the terms of the letter of intent, Seibels Bruce would continue to adjust all claims generated by the business, and it would service, process and market the flood insurance business for an interim period to insure a smooth transition for the Company’s independent insurance agents and their customers.

“Seibels Bruce believes Selective, one of the nation’s top flood insurance writers through the NFIP and the endorsed flood insurance writer for the Independent Insurance Agents and Brokers of America, would be a valuable partner for our agents, and both of our companies are committed to making the transition as easy as possible and beneficial to our customers,” said Jack Natili, president and chief executive officer.

In connection with the proposed transaction, Seibels Bruce has agreed to discontinue any further negotiations with third parties regarding a potential sale of flood insurance policies written by it through November 30, 2002.

The letter of intent contemplates that the parties will enter into a definitive agreement which will contain representations, warranties, covenants and other terms which are usual in agreements of this type.  The consummation of the proposed sale is subject to a number of conditions, including the execution of a definitive purchase agreement, the execution of other collateral agreements with certain subsidiaries of Seibels Bruce, the receipt of all necessary government and regulatory approvals and satisfactory completion of due diligence by all parties.  The parties plan for the transaction to be completed in the fourth quarter of 2002.

Seibels Bruce previously announced that the Federal Emergency Management Agency (FEMA) would not offer Seibels Bruce a Financial Assistance/Subsidy Arrangement with the Federal Insurance and Mitigation Administration for the fiscal year beginning October 1, 2002.  Seibels Bruce’s efforts to persuade FEMA to renew this Arrangement have been unsuccessful.

The business contemplated being sold represented substantially all of the income from the flood division of $912 thousand for the year ended December 31, 2001 and $586 thousand for the six months ended June 30, 2002.

Selective Insurance Company of America is a subsidiary of Selective Insurance Group, Inc., (Nasdaq:  SIGI).  Headquartered in Branchville, New Jersey, Selective Insurance Group is a holding company for five property and casualty insurance companies that offer primary and alternative market insurance for commercial and personal risks.  The insurance companies are rated “A+” (Superior) by A.M. Best.  The company offers medical claim management services to insurance companies and other businesses through Alta Services, LLC, a managed care organization, and through Consumer Health Network Plus, LLC, (CHN), a medical provider network; human resource administration services and risk management products and services through Selective HR Solutions, Inc.; and flood insurance policy administration and claim services through the National Flood Insurance Program, through FloodConnect, LLC; Selective maintains a web site at http://www.selective.com.

The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance.  In addition, Seibels Bruce offers claim administration services to insurance companies and other businesses through Insurance Network Services, Inc; flood zone determination and related services through America’s Flood Services, Inc.; and managing general agency services through Seibels, Bruce & Company.  Additional information about Seibels Bruce can be found online at www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These risks include, but are not limited to, the ability to consummate proposed transactions and other uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.  Such forward-looking statements speak only as of the date of this press release.  Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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